SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a- 6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

SEMTECH CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Semtech Corporation

200 Flynn Road

Camarillo, California 93012-8790

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 5, 2003

To our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Semtech Corporation will be held at the Hyatt Westlake Plaza, 880 S. Westlake Boulevard, Westlake Village, California 91361 (Westlake Village Boulevard exit off the 101 Freeway) on Thursday, June 5, 2003 at 1:00 p.m., Pacific Daylight Savings time, for the following purposes:

1.	To elect seven Directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

2.	To ratify and approve the appointment of Ernst & Young LLP as the independent public accountant for the Company.

3.	To transact any other business which may properly come before the Meeting or any adjournment or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 18, 2003. Holders of a majority of the outstanding stock must be present in person or by proxy in order for the meeting to be held.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE. A return envelope is enclosed for your convenience.

This Proxy Statement, proxy and the Company’s Annual Report to Stockholders are being mailed on or about May 8, 2003.

By Order of the Board of Directors

David G. Franz, Jr. Vice President of Finance and Secretary

May 2, 2003

Camarillo, California

SEMTECH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 5, 2003

PROXY STATEMENT

The Board of Directors of Semtech Corporation (the “Company”) 200 Flynn Road, Camarillo, California, 93012-8790, furnishes this Proxy Statement in connection with its solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held at the Hyatt Westlake Plaza, 880 S. Westlake Boulevard, Westlake Village, California 91361 (101 Freeway, exit Westlake Boulevard) on Thursday, June 5, 2003 at 1:00 p.m., Pacific Daylight Savings Time, or at any adjournments or postponements thereof. The Company is paying the cost of this solicitation of proxies. The mailing of proxy materials will commence on or about May 8, 2003. The following is important information in a question-and-answer format regarding the Annual Meeting and this Proxy Statement.

What am I voting on?

(1) To elect seven directors (Mr. John Poe, Mr. Rockell Hankin, Mr. Glen Antle, Mr. James Burra, Mr. James Lindstrom, Gen. John Piotrowski USAF(Ret.), and Mr. James Schraith) to hold office until the next Annual Meeting or until their successors are duly elected and qualified. (2) To ratify the appointment of Ernst & Young LLP as the independent public accountant for the Company.

Who is entitled to vote?

Stockholders as of the close of business on April 18, 2003 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders do not have the right to cumulate votes. These stockholders can also attend the Annual Meeting.

How do I vote?

Sign and date each proxy you receive and return it in the prepaid envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote FOR the two proposals on your behalf. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company’s Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

What does it mean if I get more than one proxy card?

It means you hold shares registered in more than one account. Please sign and return all proxies to ensure that all your shares are voted.

Who will count the vote?

Representatives of Mellon Investor Services will tabulate the votes and act as inspectors of election.

What constitutes a quorum?

A majority of the outstanding shares present or represented by proxy constitutes a quorum for the Annual Meeting. As of the Record Date, 73,777,727 shares of Semtech Corporation common stock were issued and outstanding. Proxies submitted by brokers that do not indicate a vote for some of the proposals because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called “broker non-votes.” Abstentions and “broker non-votes” are each included in the determination of shares present and voting, with each tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

How many votes are needed for approval of each item?

Directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting, meaning the seven nominees receiving the most votes will be elected directors. A stockholder may not cumulate his or her votes for individual directors. The selection of our independent public accountants will be ratified if a majority of the votes present in person or by proxy are voted in favor of the proposal.

What percentages of stock do the directors and officers own?

Together, they own approximately 9.1% of Semtech common stock as of January 26, 2003. (See the section titled “Beneficial Ownership of Securities”)

Who are the largest principal shareholders?

The chart in the section titled “Beneficial Ownership of Securities” sets forth each owner of greater than 5% of the Company’s common stock.

When are shareholder proposals for the 2004 meeting due?

To be considered for inclusion in next year’s Proxy Statement, stockholder proposals must be submitted in writing by January 9, 2004, to the Company’s Secretary, 200 Flynn Road, Camarillo, California 93012-8790. In addition, notice of a stockholder proposal submitted other than in the Company’s Proxy Statement would be considered untimely if not received by the Company by March 24, 2004. Copies of the Bylaws are available to stockholders free of charge upon request to the Company’s Secretary.

How do I receive additional copies of these proxy materials?

Any stockholder desiring additional proxy materials should contact David Franz, Secretary, Semtech Corporation, (805) 498-2111.

What are the Board’s recommendations?

The Board recommends a vote:

•	for the election of each of the nominated directors; and,

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for fiscal year 2004.

A copy of the Company’s annual report on Form 10-K, including financial statements and financial statement schedules for the fiscal year ended January 26, 2003 is available to you without charge upon written request to David Franz, Secretary, 200 Flynn Road, Camarillo, California 93012-8790.

We maintain a website at www.semtech.com. We make available free of charge, either by direct access or a link to the SEC website, our proxy statement, our annual report to stockholders, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are submitted to the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC’s website at www.sec.gov.

ELECTION OF DIRECTORS

(Proposal No. 1)

Seven directors are to be elected at the Meeting, each to serve until the following annual meeting or until a successor is elected and qualified. Messrs. Poe, Hankin, Burra and Schraith were elected to their present terms of office by the stockholders. During 2002, Mr. Orbuch retired as a director of the Company. The By-laws of the Company were amended to fix the number of directors at seven. Messrs. Antle, Lindstrom and Gen. Piotrowski were elected to the Board on December 5, 2002 to fill the vacancies. All of the nominees have consented to be named and have indicated their intent to serve if elected. Unless a proxy directs otherwise, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the proxyholders will vote the shares for such other person, if any, as shall be designated by the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW:

NOMINEES FOR DIRECTORS

Name, Age as of June 5, 2003	Principal Occupation, Business Experience and Directorships
John D. Poe Age 51 Director since 1985

Chief Executive Officer of the Company since October 1985. Served as President from October 1985 until November 2002. Elected Chairman of the Board of Directors in March 1998. Managing Director of our subsidiary, Semtech Limited. Sole Director of our wholly-owned subsidiaries, Semtech Corpus Christi Corporation, Semtech New York Corporation (formerly USAR Systems Incorporated) and Semtech San Diego Corporation (formerly Edge Semiconductor Incorporated). President of Semtech Corpus Christi Corporation and Semtech New York Corporation

Rockell N. Hankin Age 56 Director since 1988 Chairman, Audit Committee

Vice Chairman of our Board of Directors since March 1998. Chief Executive of Hankin & Co., a diversified business advisory firm, since June 1986. Director of Sparta, Inc. and a number of private companies. Previously Chairman of the Board of House of Fabrics and a Director of Quidel, Inc, Techniclone, Nichols Institute, DDL Electronics and NQLI.

Glen M. Antle Age 64 Director since December 2002 Compensation and Stock Option Committee

Chairman of the Board of Directors of PiE Designs System, an electronic design automation company, from February 1991 to June 1993 and served as its Chief Executive Officer from August 1992 to June 1992. In June 1993, PiE merged into Quickturn Design Systems, Inc. also an electronic design automation company, and Mr. Antle served as Chairman of the Board of Directors of Quickturn from June 1993 to June 1999. Co-founded ECAD, Inc., now Cadence Design Systems, Inc., where he served as Co-Chairman of the Board of Directors from May 1989 and its Chairman of the Board of Directors and Chief Executive Officer from August 1982 to May 1998.

Since July 1992, Director of Trident Microsystems, Inc., a company that designs, develops and markets integrated circuits. Director of several private companies and former director of Compass Designs Automation, a company providing EDA tool and libraries.

James P. Burra Age 60 Director since 1991 Audit Committee

Chief Executive Officer of the Endural Division of Hoover Materials Handling Group, Inc. and its predecessor W. D. Adam Co., Inc., a manufacturer of a proprietary line of vacuum formed, high density polyethylene containers, since June 1989. Director of Hoover Group, Inc., the parent of Endural. Former Director of American Microwave Technology, Inc.

James T. Lindstrom Age 57 Director since December 2002 Audit Committee

Chief Financial Officer of AmmoCore Technology, Inc., a provider of design implementation solutions for the rapid delivery of complex deep sub-micron system ICs, since August 2002. From May 2001 to August 2002, Vice President, Finance and Administration and Chief Financial Officer of Silicon Perspective Corp., which merged with Cadence Design Systems, one of the largest suppliers of electronic design technologies methodology services and design services. Vice President, Chief Operating Officer and a director of Lexra, Inc. from October 1999 to May 2001, a supplier of network processor cores designed from embedded system-on-a-chip market. Senior Vice President, Finance and Chief Financial Officer for FormFactor, Inc., a provider of advanced wafer probe cards, from September 1991 to October 1999. More than 25 years of financial management experience in the EDA and fabless semiconductor industry.

John L. Piotrowski USAF (Ret.) Age 69 Director since December 2002 Compensation and Stock Option Committee

Consulting employee with Science Applications International, consultant on National Security Programs to aerospace corporations, member of the Defense Science Board and Senior Advisor for the Air Force Research Lab, Joint National Integration Facility (JNIC), and the Ground Based Mid-Course Ballistic Missile Defense Program Manager, and Missile Defense Agency since May 1995. Retired from the USAF in April 1990 and from 1990 until 1995 he was a consultant and advisor for aerospace firms, national laboratories and advisory boards including Lawrence Livermore National Lab and Los Almos National Lab. From 1987 to 1990, he was Commander-in-Chief, NORAD serving as principal advisor to the US President and Canadian Prime Minister on missile and space attacks against North America. From 1985 to 1987, Vice Chief of Staff, United States Air Force, serving as the Chief Air Force executive in day-to-day running of the Air Force, and, member of the Joint Chiefs of Staff. Director of Sparta, Inc., and the Space Foundation.

James T. Schraith Age 45 Director since 1995 Chairman, Compensation and Stock Option Committee

Private investor and consultant to technology companies. Former Chairman and CEO Snap Appliances, Inc., a wholly-owned subsidiary of Quantum Corporation, which he joined in 1999 as Executive Vice President of Worldwide Sales & Corporate Marketing. President and CEO of ShareWave, Inc., a developer of wireless networking products from February 1998 to September 1999. Vice President and General Manger of the North America division of Compaq Computer from 1996 to 1998. Director of Allocity, Inc., Nimbus Wireless, Inc., Sierra Logic, Inc. and VisualCalc. Inc. Former director of SONICblue and PurchasePro.

CERTAIN INFORMATION CONCERNING OUR BOARD OF DIRECTORS

The Company has a standing Compensation and Stock Option Committee and an Audit Committee. The Company does not have a separately standing nominating committee; nominating functions are handled by the Compensation and Stock Option Committee, as discussed below. During the Company’s last fiscal year, the Board of Directors held four regular meetings and two special meetings. During such fiscal year each of the incumbent Directors attended 75% or more of the sum of the number of such meetings plus the number of meetings of the committees of which such person was a member. The average attendance by current directors was over 95%. During fiscal year 2003, the Board of Directors also conducted some business by resolution without meeting, as provided in the Company’s Bylaws. It is expected that the Board will meet on a regular basis during the ensuing year.

Compensation and Stock Option Committee

The Compensation and Stock Option Committee (“Compensation Committee”), is currently comprised of Directors Antle, Piotrowski and Schraith. Mr. Orbuch served on the Compensation Committee prior to his retirement and Mr. Burra and Mr. Hankin served on the Compensation Committee for most of fiscal year 2003, terminating their service when committee appointments were realigned on December 5, 2002. The Compensation Committee met five times during fiscal year 2003. The Compensation Committee’s responsibilities include monitoring the performance of the Company’s key executives; reviewing and approving executive compensation, including bonus and other incentive compensation; reviewing the Company’s management succession plan; assessing the Company’s overall compensation and benefit structure; and administering certain of the Company’s benefit plans and the Company’s stock option plans. The Compensation Committee also makes recommendations to the Board of Directors regarding the size and composition of the Board and the various Board Committees, reviews the qualifications of potential director candidates and makes recommendations to the Board with respect to nominees to be submitted to the stockholders or to be elected by the Board to fill vacancies and newly created directorships, and recommends assignment of specific directors to specific committees. The Compensation Committee will consider stockholder suggestions for nominees for director (other than self-nominations) that are submitted in writing to the Secretary of the Company and include the candidate’s qualifications.

Audit Committee

The Audit Committee is currently comprised of Directors Hankin, Burra, and Lindstrom. Mr. Orbuch served on the Audit Committee prior to his retirement and Mr. Schraith served on the Audit Committee from July 22, 2002 through December 5, 2002. The Audit Committee met seven times during fiscal year 2003, including special meetings that ultimately led to the Company’s dismissal of Arthur Andersen LLP as the Company’s independent public accountant and the engagement of Ernst & Young LLP in that role. See the section titled “Change of Independent Public Accountant” later in this report. The Audit Committee’s responsibilities include administering the engagement of the Company’s independent accountant; reviewing the scope and results of the audit conducted by the independent accountant; reviewing the Company’s accounting and financial reporting policies; reviewing the Company’s financial systems and controls; and reviewing and approving the financial statements to be included in the Company’s Annual Report on Form 10-K. The Audit Committee meets periodically with the Company’s independent accountant without the presence of Company management. The responsibilities of the Audit Committee are more fully described in the Audit Committee’s written charter, which was approved by the Board of Directors in fiscal year 2001 and included as Appendix A to the Proxy Statement for the Company’s Annual Meeting held in May 2001.

Board of Directors Compensation

In 1998, the directors who are not also employees of our Company were converted from a cash compensation program to 100% equity based compensation. On July 15, 1998 each non-employee director received a stock option grant that vests pro-rata over five years. This option grant was to compensate the non-employee directors for their service over the five-year period of July 15, 1998 to July 15, 2003 and was granted in lieu of cash compensation. This plan was developed by an independent consulting firm, and was set-up to align the interests of the Board with those of stockholders, to reduce the expense associated with directors’ compensation and to attract and retain high quality directors.

In continuation of this policy, on December 5, 2002, a stock option grant was made to each non-employee director in lieu of a cash retainer and meeting fees for the period July 15, 2003 through July 15, 2008. The number of options was computed by multiplying the forgone cash compensation over the five-year period by four (multiplier), and then dividing that amount by the Company’s stock price on the date of grant, to compute the number of options to be granted. The multiplier was set to recognize the relative risk of taking stock options, compared to cash compensation. As a result, Director Hankin, Vice-Chairman of the Board, was granted 46,047 stock options, and Directors Antle, Burra, Lindstrom, Piotrowski and Schraith were each granted 30,698 stock options. During fiscal 2003, the non-employee directors of our Company were not paid any cash compensation for their services, except that a bridge cash retainer of $12,500 was paid to each new director for services from their date of election through July 14, 2003, the beginning of the vesting period for the options described above. Twenty percent of these options vest each year, but the annual vesting will not occur, and that portion of the award will be forfeited, if a Director does not attended three of the four most recent regularly scheduled meetings for that year, with certain exceptions.

The directors who first joined the Board on December 5, 2002 were also awarded an initial grant of 10,000 stock options that will vest 25% on the first, second, third, and fourth anniversaries of election to the Board.

Each January 1 and July 1, each non-employee director also receives a stock option grant to purchase 5,000 shares at the market price as of the date of grant. These options, and all options awarded to non-employee directors during fiscal year 2003, are governed by the terms of the Company’s Long Term Stock Incentive Plan, which was approved by the stockholders in June 1998 and is on file with the Securities and Exchange Commission.

Non-employee directors are also reimbursed for expenses related to Board membership and are covered by the travel accident policy maintained by the Company for officers and employees. Directors who are Company employees are not paid fees or additional compensation for attending Board or committee meetings. Mr. Poe is currently the only employee serving on the Board.

Compensation Committee Interlocks and Insider Participation

Directors Antle, Piotrowski and Schraith currently comprise the Compensation Committee. Mr. Orbuch served on the Compensation Committee prior to his retirement and Mr. Burra and Mr. Hankin served on the Compensation Committee for most of fiscal year 2003. No member of the Compensation Committee was, during fiscal year 2003, an officer or employee of the Company or any of its subsidiaries; or was formerly an officer of the Company or any of its subsidiaries. During fiscal year 2003, no executive officer of the Company served as an executive officer, director or member of the compensation committee (or other board committee performing equivalent functions, or in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Compensation Committee or as a director of the Company.

BENEFICIAL OWNERSHIP OF SECURITIES

The chart below indicates the number of shares owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock. All information regarding shareholders who are not directors or officers is based on the Company’s review of information filed with the Securities and Exchange Commission on Schedule 13G. The information provided to the Securities and Exchange Commission is as of December 31, 2002.

This chart also shows the number of shares held as of January 26, 2003, and stock options exercisable within 60 days of such date, by each director, each executive officer named in the Summary Compensation Table below and by all directors and executive officers as a group.

	Beneficial Ownership of Common Stock (1)
	Number of Shares		%
Franklin Resources, Inc. (2) One Franklin Parkway, San Mateo, CA 94403	8,869,672		11.9
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street, Baltimore, Maryland 21202	6,262,000		8.5
FMR Corp. (4) 82 Devonshire Street, Boston, MA 02109	5,453,626		7.4
Capital Research and Management (5) 333 South Hope Street, Los Angeles, CA 90071	5,135,030		6.9
advisor to SMALLCAP World Fund, Inc. (5) 333 South Hope Street, Los Angeles, CA, 90071	4,050,000	(5)	5.5 (5)
John D. Poe (6) (7) (8) Chairman of the Board and Chief Executive Officer of the Company 200 Flynn Road, Camarillo, CA 93012-8790	3,521,039		4.7
Rockell N. Hankin, Vice Chairman of the Board (7) (8)	480,852		*
Glen M. Antle, Director	0
James P. Burra, Director (6) (7) (8)	408,568		*
James T. Lindstrom, Director (8)	20,000		*
John L. Piotrowski, Director	0
James T. Schraith, Director (7)(8)	376,068		*
David G. Franz, Jr. (7) (8) Vice President and Chief Financial Officer	931,602		1.3
Lawrence A. King, Vice President (7) (8)	154,349		*
Paul D. Peterson, Vice President (7) (8)	36,250		*
J. Michael Wilson, Vice President (7) (8)	80,500		*
All Executive Officers and Directors as a group (20 persons including those named above) (6)(7) (8)	7,078,945		9.1

* Less than 1%

(1)	Unless otherwise indicated below, each person has sole voting and investment power with respect to the shares listed.

(2)	As reported in Schedule 13G/A filed February 12, 2003 by Franklin Resources, Inc (“FRI”). The reported shares include 1,349,760 shares resulting from the assumed conversion of $57,000,000 principal amount of the Company’s 4.5% convertible subordinated notes due 2017. The reported shares are held in investment companies or other managed accounts which are advised by Franklin Advisors, Inc. (“FA”)” and Franklin Private Client Group, Inc. (“FPCG”), investment advisory subsidiaries of FRI. FRI reported that FA has sole voting and dispositive power with respect to 8,036,560 shares and no shared voting power and that FPCG has sole dispositive power with respect to 833,112 shares and no voting power. FRI, FA, FPCG, and Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of FRI, disclaim any economic interest or beneficial ownership of the reported shares.

(3)	As reported in Schedule 13G filed on February 10, 2003 by T. Rowe Price Associates (“Price Associates”). Price Associates reported that these securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates reported sole dispositive power for all 6,262,000 shares, sole voting power for 1,234,900 of the shares, and no shared voting power.

(4)	As reported in Schedule 13G/A filed January 10, 2003 by FMR Corp. (“FMR”), FMR reported it has sole voting power with respect to 75,646 of the reported shares, no shared voting power, and sole dispositive power with respect to all of the reported shares. The reported shares include 142,080 shares resulting from the assumed conversion of $6,000,000 principal amount of the Company’s 4.5% convertible subordinated notes due 2017. All of the reported shares are held (i) by wholly-owned banking and investment adviser subsidiaries of FMR and (ii) a limited liability company controlled by certain shareholders and employees of FMR. Members of the Edward C. Johnson 3d family are the predominant owners of Class B common stock of FMR and have entered into a shareholders’ voting agreement with all other Class B shareholders. Accordingly, members of the Edward C. Johnson 3d family may be deemed to form a controlling group with respect to FMR.

(5)	As reported in the Schedule 13G/A filed February 13, 2003 by Capital Research and Management Company (“CRMC”) and SMALLCAP World Fund, Inc. (“SWF”). CRMC, deemed to be beneficial owner of 5,135,030 shares as a result of acting as investment adviser to various investment companies, disclaimed beneficial ownership of these shares. CRMC reported no voting power with respect to these shares and sole dispositive power for all 5,135,030 shares, which includes 865,030 shares resulting from the assumed conversion of $36,530,000 principal amount of the Company’s 4.5% convertible subordinate notes due 2017. SWF is an investment company that is advised by CRMC. SWF reported sole voting power with respect to all 4,050,000 of the reported shares and no dispositive power with respect to the reported shares.

(6)	Mr. Poe disclaims beneficial ownership of 125,000 of the reported shares, as they are owned by his adult children. Mr. Burra’s spouse has voting power with respect to 42,500 of the reported shares that are held in a revocable family trust. Other shares reported under “all Executive Officers and Directors as a group” may be held jointly by Executive Officers and their spouses, solely by their spouses, or by other persons through whom they are deemed to have beneficial ownership of the shares.

(7)	This number of shares includes shares which could be acquired within 60 days of January 26, 2003 by the exercise of stock options: for Mr. Poe 1,301,507; Mr. Hankin 450,852; Mr. Burra 366,068; Mr. Schraith 286,068; Mr. Franz 695,262; Mr. King 154,349; Mr. Peterson 36,250; Mr. Wilson 80,500 and for the group 3,370,856.

(8)	The percentage is based on 73,165,414 shares outstanding as of January 26, 2003 and the numerator includes the shares, if any, which the individual has the right to acquire within 60 days thereof through the exercise of stock options.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Age as of January 26, 2003	Position
John D. Poe	50	Chairman and Chief Executive Officer

Jason L. Carlson	40	President and Chief Operating Officer

David G. Franz, Jr.	41	Vice President, Finance and Chief Financial Officer, and Secretary

Paul D. Peterson	40	Vice President, Sales and Marketing

John T. Shaw	50	Vice President, Worldwide Operations

R. Nejo Necar	59	Vice President, Business Development

Mark R. Drucker	39	Vice President, Test and Measurement Products

Lawrence A. King	44	Vice President, Portable Products

Jeffrey T. Pohlman	53	Vice President, Protection Products

J. Michael Wilson	46	Vice President, Desktop and Telecom Power Products

Kenneth W. Bauer	53	Vice President, Human Resources

Stewart Kelly	57	Director, Advanced Communications

John M. Baumann	34	Treasurer

Suzanna Fabos	47	Corporate Counsel and Assistant Secretary

Mr. Franz was elected Vice President of Finance, Chief Financial Officer and Secretary when he joined us in August 1993. Prior to joining the Company, Mr. Franz was employed by Teradata Corporation, Wickes Companies and Arthur Andersen LLP. He serves as a director of Semtech (International) AG and Semtech Switzerland GmbH, our wholly-owned subsidiaries in Switzerland, and as an officer of several of our other wholly-owned subsidiaries.

Mr. Carlson joined Semtech in November 2002 as President and Chief Operating Officer. From 1999 to September 2002, he was employed by Cirrus Logic, Inc. as Vice President & General Manager for the Crystal Product Division (2001-2002) and the Consumer Products & Data Acquisition Division (1999-2001). He was formerly President and Chief Operating Officer of Audiologic, Inc., where he was employed from 1994 to 1999. Mr. Carlson was a co-founder of Resound Corporation where he worked from 1987-1994.

Mr. Peterson was appointed Vice President of Sales and Marketing in January 2002. He joined the Company in August 2000 as Vice President of North American Sales. Mr. Peterson worked for Advanced Micro Devices for 13 years, where he last served as Director of Sales, and has also been employed by Texas Instruments.

Mr. Shaw was appointed Vice President of Worldwide Operations in Dec 2000. He has worked for the Company in various manufacturing roles since March 1991 and was previously employed by Philips Semiconductor PLC.

Mr. Necar was appointed Vice President of Business Development in November 1999. He joined us in 1997 as Director of Business Development. Mr. Necar previously held engineering and marketing management positions with Exar and Interdesign.

Mr. Drucker joined us as a result of the October 1997 acquisition of Edge Semiconductor, where he was Director of Operations. He was appointed Vice President, Test and Measurement Products in January 2002. He was previously employed by Brooktree, Analog Devices, and Westinghouse Electric.

Mr. King joined us as our North Carolina Design Center Manager in April 1998 and was named Vice President of Portable Products in April 2001. He was employed by Harris Semiconductor for 10 years, most recently as an Engineering Manager. He has also been employed by Texas Instruments.

Mr. Pohlman was named Vice President of Protection Products in December 1998 and has been an elected officer since June 2000. He has worked for the Company in various engineering roles since February 1988. Mr. Pohlman was previously employed by Supertex Inc., Fairchild Camera and Instrument, Inc., and National Semiconductor in various technical and managerial roles.

Mr. Wilson was appointed Vice President of Desktop and Telecom Power Products in May 2001. Mr. Wilson joined us as the result of the 1996 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years experience in the semiconductor industry in a broad range of technical and management positions.

Mr. Bauer was appointed Vice President of Human Resources in May 2002. He was Vice President Human Resources at Line 6 Inc. from 2000 to 2001, Vice President Human Resources & Administration at eLinkCommerce.com during 2000, and Vice President, Human Resources & Facilities at Xircom, Inc. from 1995 to 2000. He has also held Human Resources positions at L.A. Gear and ARCO Products Company.

Mr. Kelly joined the Company in 1997 as Director of Advanced Communications. He has also been employed by Brooktree/Rockwell, Intel Corporation, GTE Microcircuits, General Instruments Microelectronics, and Honeywell Computer.

Mr. Baumann joined Semtech in October 1993 and has been an elected officer and Treasurer since June 1994. Prior to joining Semtech, he held financial related positions with NCR Corporation and Teredata Corporation.

Ms. Fabos joined us as Corporate Counsel in April 2000 and was elected Assistant Secretary in June 2000. She had been employed in the legal department of Lockheed Martin Corporation for twelve years, where her last post was as Assistant General Counsel – Finance. She has also been employed by Owens-Illinois, Inc. and Coopers & Lybrand.

All personnel listed above are employed on at-will basis. The Board of Directors elects officers annually and those elected serve at the discretion of the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. Based solely on its review of the forms received by it, or written representations from reporting persons that they were not required to file a Form 5, the Company believes that, with respect to transactions during the fiscal year ended January 26, 2003, its officers and directors complied with all Section 16(a) filing requirements, except as noted below. The Company’s non-employee directors receive automatic stock option grants on January 1 and July 1 each year. Due to a vacation absence and administrative oversight in the Company’s legal department, Form 4’s for January 1, 2003 stock option grants were electronically filed one day late for Directors Antle, Burra, Lindstrom, and Piotrowski and filed two days late for Directors Hankin and Schraith. Thus, each of these directors had one late report for one transaction.

EXECUTIVE COMPENSATION

The following table shows information regarding total compensation paid to the Chief Executive Officer and each of the four other mostly highly compensated executive officers of the Company (collectively, the “Named Executive Officers”) for services rendered to the Company in all capacities during each of the past three fiscal years:

SUMMARY COMPENSATION TABLE

	Fiscal Year	Annual Compensation			Long-Term Stock Options Awarded (#)(4)(5)	All Other Compensation ($)(3)
		Salary ($)(1)	Bonus ($)(5)	Other Annual Compensation ($)(2)
John D. Poe Chairman of the Board and CEO	2003 2002 2001	375,003 375,003 348,078	54,900 259,202 273,002	5,597 8,845 7,351	61,728 80,685 197,098	154,676 155,302 141,448

David G. Franz, Jr. Vice President and CFO	2003 2002 2001	186,403 180,003 171,928	21,547 116,017 101,279	9,302 9,371 7,835	50,678 46,466 40,074	33,579 31,516 30,634

Lawrence A. King (2) Vice President	2003 2002 2001	175,011 163,081 135,502	40,265 26,130 29,382	7,675 22,334 0	50,000 40,000 7,000	3,865 3,298 3,299

Paul D. Peterson (1) (2) Vice President	2003 2002 2001	192,548 180,592 62,309	20,000 0 0	8,174 28,616 18,537	40,000 25,000 60,000	4,631 3,776 777

J. Michael Wilson Vice President	2003 2002 2001	185,430 178,922 173,686	67,917 32,412 63,073	4,708 6,462 4,800	80,000 40,000 30,000	33,088 30,837 30,530

(1)	Salaries for fiscal years 2003, 2002, and 2001 each reflect 26 pay periods, except for Mr. Peterson, whose compensation in fiscal year 2001 reflects his employment during nine pay periods.

(2)	“Other Annual Compensation” includes (a) auto allowance, (b) $17,907 relocation expenses in fiscal year 2002 for Mr. King, and (c) commission payments of $22,500 for fiscal year 2002 and $16,875 for fiscal year 2001 for Mr. Peterson.

(3)	“All Other Compensation” includes for 2003, 2002 and 2001, respectively, Company contributions to (a) its 401K savings plan of $3,626, $4,252, and $5,473, on behalf of Mr. Poe; $5,533, $4,250 and $4,418 on behalf of Mr. Franz; $3,865, $3,298 and $3,299 for Mr. King ; $4,631, $3,776, and $777 on behalf of Mr. Peterson; and $ 5,157, $3,733, and $4,469 on behalf of Mr. Wilson; and (b) an executive life insurance program of $151,050, $151,050, and $135,975 for Mr. Poe; $28,046, $27,266, and $26,216 for Mr. Franz; and $27,931, $27,104, and $26,061 on behalf of Mr. Wilson.

(4)	During the years indicated, no restricted stock awards, stock appreciation rights, or long-term incentive plan payouts were granted. Prior year stock option grants are not adjusted for stock splits.

(5)	The “Bonus” column shows the total bonus awarded in the fiscal year based on performance in the prior fiscal year. This amount includes any amount the executive elected to receive in the form of stock options. In fiscal year 2003, Mr. Poe received $13,725 of his bonus in the form of 1,728 stock options and Mr. Franz received $5,387 of his bonus in the form of 678 stock options. In fiscal year 2002, Mr. Poe received $129,601 of his bonus in the form of 20,685 stock options and Mr. Franz received $40,512 of his bonus in the form of 6,466 stock options. In fiscal year 2001, Mr. Poe received $136,501 of his bonus in the form of 17,098 stock options and Mr. Franz received $40,512 of his bonus in the form of 5,074 stock options.

OPTION GRANTS IN LAST FISCAL YEAR

This table gives information about stock options we granted during fiscal 2003 to the Named Executive Officers, including potential realizable values. The actual amount realized upon exercise of stock options will depend upon the amount by which the market price of common stock on the date of exercise is greater than the exercise price. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year		Exercise Price ($/Share)		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($) (2)
							5%	10%
John D. Poe	60,000 1,728	1.99 0.06	% %	$ $	14.05 31.78	08/29/2012 02/28/2012	530,158 34,536	1,343,525 87,522

David G. Franz, Jr.	50,000 678	1.66 0.02	% %	$ $	14.05 31.78	08/29/2012 02/28/2012	441,798 13,551	1,119,604 34,340

Lawrence A. King	30,000 20,000	0.99 0.66	% %	$ $	14.05 29.11	08/29/2012 02/25/2012	265,079 366,142	671,762 927,877

Paul D. Peterson	40,000	1.33%			$14,05	08/29/2012	353,439	895,683

J. Michael Wilson	50,000 30,000	1.66 0.99	% %	$ $	14.05 29.11	08/29/2012 02/25/2012	441,798 549,214	1,119,604 1,391,815

(1)	The grants to Mr. Poe and Mr. Franz include, respectively, option grants of 1,728 and 678 received under the Company’s program that allows executive officers to receive up to 50% of their bonus in stock options. These options are immediately exercisable. All other grants shown above become exercisable in 25% increments on the first, second, third, and fourth anniversaries of the grant.

(2)	In accordance with U.S. Securities and Exchange Commission rules, these columns show gains that could accrue for the respective options, assuming that the market price of the Company’s common stock appreciates from the date of grant over a period of ten years at an annualized rate of 5% and 10%, respectively.

There is no assurance that the hypothetical present value of stock options presented in the table above represent the actual values of the options, and the hypothetical values shown should not be viewed as our predictions of the future value of the Company’s common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL

YEAR AND FISCAL YEAR-END OPTION VALUES

The following table shows, as to the Named Executive Officers, information concerning stock options exercised during the fiscal year ended January 26, 2003, the number of unexercised options and the value of “in-the-money” unexercised options.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY End (#)		Value of Unexercised In-the-Money Options at FY End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John D. Poe	142,000	3,938,193	1,232,511	255,000	10,667,820	378,600

David G. Franz, Jr.	0	0	695,262	110,000	5,687,369	0

Lawrence A. King	7,500	262,191	136,000	83,500	829,847	0

Paul D. Peterson	0	0	36,250	88,750	0	0

J. Michael Wilson	0	0	51,666	146,334	288,821	0

(1) Based on the $13.09 per share closing price of the Company’s common stock on the NASDAQ National Market System on Friday, January 24, 2003.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of January 26, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the issued column (a)) (c)
Equity compensation plans approved by security holders	8,842,632	$7.28	3,753,151
Equity compensation plans not approved by security holders	6,076,949	$19.56	2,055,974

Total	14,919,581	$12.28	5,809,125

Equity compensation plans not approved by security holders include the Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan that was approved by our board of directors in fiscal year 2000. The Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan allows for the issuance of options for up to 8,000,000 shares of the Company’s common stock to non-directors and non-executive officers of the Company. This number has been adjusted for stock splits and under the terms of the plan is subject to further adjustment in the event that the number of outstanding shares of the Company’s common stock are adjusted by reason of a stock split, stock dividend, or the like. Further, any shares granted under the plan that are forfeited back to the Company because of a failure to meet an award contingency or condition are available for delivery pursuant to new awards granted under the plan. All securities remaining available for future issuance under equity compensation plans not approved by security holders are related to the Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan.

Included in the outstanding options portion of equity compensation plans not approved by security holders are non-plan grants of options to our non-employee directors that occurred in fiscal year 1998 and a non-plan grant of inducement options, within the meaning of NASDAQ rules, to Jason Carlson, our President and Chief Operating Officer, as a recruitment incentive in fiscal year 2003.

The material features of the Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan and the non-plan grants referred to above are substantially similar to the material features of the plans that have been approved by shareholders. See Note 12. “Stockholders’ Equity” to the financial statements included in our Form 10-K for fiscal year 2003.

PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return

This chart and graph show the value of a $100 cash investment on the last day of our 1998 fiscal year in (i) the Company’s Common Stock, (ii) the NASDAQ Stock Market - U.S., and (iii) the NASDAQ Electronic Components Stocks. All values assume reinvestment of all dividends and are calculated as of the last day of each of our fiscal years. Note that historic stock price performance is not necessarily indicative of future stock price performance.

	1998	1999	2000	2001	2002	2003
Semtech Corp.	$100	$154	$538	$466	$578	$225
NASDAQ Stock Market - U.S.	$100	$156	$241	$172	$121	$83
NASDAQ Electronic Components Stocks	$100	$161	$291	$243	$150	$77

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

Compensation Policies for Executive Officers

The Compensation Committee administers the Company’s compensation and stock option programs. One of the roles of the Compensation Committee is to review and to approve compensation and benefit policies applicable to the Company’s executive officers. The Compensation Committee consists entirely of Directors who are not officers or employees of the Company and who are otherwise “independent” under NASDAQ rules.

The Compensation Committee believes that a fair and motivating compensation program plays a critical role in the performance of the Company and, to that end, it reviews the program on an ongoing basis to evaluate its continued effectiveness. The Compensation Committee’s policies are developed:

•	To ensure compensation programs are effective in attracting and retaining key executives responsible for the success of the Company.

•	To align total compensation for senior management with both annual and long-term corporate performance.

•	To align the interests of our executive officers with the interests of our stockholders.

The Company’s overall financial performance is a significant consideration in establishing total compensation for the executive officers. In the Compensation Committee’s view, at the executive officer level, a greater proportion of total compensation should consist of variable, performance-based components, such as bonuses, which can increase or decrease to reflect changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management’s commitment to enhancement of profitability and stockholder value.

The Compensation Committee also evaluates the Company’s total compensation package in light of those of other analog and mixed-signal semiconductor companies of comparable size. Data from the competitive marketplace are employed to ensure that the Company’s executive compensation program as a whole is within the broad middle range of comparative pay for similar sized companies. The Compensation Committee does not target a specific position in the range of comparative data for each individual or for each component of compensation. When deemed appropriate by the Compensation Committee, independent compensation and benefits consultants are retained to assist in evaluating the Company’s executive compensation programs. This provides additional assurance that the programs are reasonable and appropriate to the Company’s objectives. Individual compensation for each executive officer is established by considering the comparative data and other relevant factors such as level of responsibility, prior experience, and the Compensation Committee’s subjective judgment as to the individual’s contribution.

Compensation Components

The Company’s executive compensation program has base salary, bonus, and equity-based compensation as its three principal components.

•	Salary: An individual’s base salary is determined after reviewing industry and peer group comparisons and making performance judgments as to the past and expected future contributions. In general, salaries are set based on median salaries for similarly situated executives of similar sized companies in the high technology industry.

•	Bonus: Executive officers and other key employees may receive annual cash bonuses pursuant to a discretionary key employee incentive pool approved by the Compensation Committee. Individual bonus awards provide a means to link the Company’s achievement of measurable items such as orders, revenue, and net income with the individual’s attainment of personal and departmental goals and overall performance. Executive officers may elect early in the fiscal year to receive up to 50% of any bonus that may be earned in that fiscal year in the form of stock options. If a bonus is awarded (in the early part of the next fiscal year), the number of options granted in lieu of bonus is calculated by multiplying the forgone cash bonus by four and dividing the result by the market price on the date of grant. The calculated number of options is priced at the market price on the date of grant, is immediately vested, and is subject to the terms and conditions of the applicable stock option plan and award agreement.

•	Stock Options: Periodically, stock options are granted to provide a long-term incentive to executives and other key employees to improve the Company’s performance and to remain employed by the Company. Stock options directly link a portion of employee compensation to stockholders’ interest by providing motivation to maximize stockholder value. In granting options, the Compensation Committee takes into account the number of shares, outstanding options held by the individual and the individual’s performance and contribution to the Company’s success. In fiscal 2001 the vesting schedule for most stock options grants was increased from a three year to a four year term to increase the retention value.

Chief Executive Officer Compensation

In accordance with the compensation philosophy stated above and the Company’s results, Mr. Poe’s base salary during fiscal year 2003 was $375,000, which was the same salary he earned during fiscal year 2002. His base salary is designed to be competitive with base salaries paid to other chief executive officers of corporations with similar revenues and scope of operations.

The Compensation Committee establishes performance goals and objectives for the CEO each quarter and also assesses his accomplishment of previously established objectives on a quarterly basis. Company performance is a significant portion of each quarter’s objectives, with the remaining elements reflecting matters most important to the Company. This process is the basis for determining the amount of any bonus awarded to the CEO. During fiscal year 2003, Mr. Poe received a bonus of $54,900 based upon his performance during fiscal year 2002. This bonus was paid $41,175 in cash, with the remaining $13,725 paid in the form of 1,728 stock options. This bonus was 18% of Mr. Poe’s targeted bonus for fiscal year 2002. For fiscal year 2003, Mr. Poe earned a bonus of $120,000, which was 40% of target. Mr. Poe elected to receive 25% of this bonus in stock options. As a result, on February 20, 2003, Mr. Poe was granted options to purchase 8,996 shares of the Company’s common stock at a price of $13.34. The remaining $90,000 was paid in cash in February 2003.

As to the third component of compensation, during fiscal year 2003, the Compensation Committee granted Mr. Poe 60,000 stock options with an exercise price at fair market value as of the date of the grant.

For federal and most state income tax purposes, no more than $1 million of compensation paid to the chief executive officer and the four other most highly paid executive officers may be deducted in a taxable year unless the compensation is commission or performance based. Stock options awarded under the Company’s stock option plans are intended to meet the requirements for deductible performance-based compensation. In fiscal year 2003, the Compensation Committee awarded inducement options, within the meaning of NASDAQ rules, to our new President and Chief Operating Officer. Tax deductions for compensation related to these options may be limited in future years, depending on a number of factors, including the timing and amount of option exercises and IRS rules then in existence. The Compensation Committee believes the benefit of using inducement options as a recruitment incentive to attract a key executive outweighs the potential loss of tax deductions that may or may not occur in future years.

Respectfully submitted by

THE COMPENSATION AND STOCK OPTION COMMITTEE

James T. Schraith, Chairman

Glen M. Antle

John L. Piotrowski

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is comprised solely of independent directors, as defined in the Marketplace Rules of The NASDAQ Stock Market, Inc. and performs its duties under a written charter adopted by the Board. A copy of the Audit Committee’s charter was most recently published in the Company’s proxy statement for its 2001 Annual Stockholder’s Meeting.

The Audit Committee of the Board of Directors has:

–	reviewed and discussed the Company’s audited financial statements for the fiscal year ended January 26, 2003 with the Company’s management;

–	discussed with the independent auditors, Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended;

–	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with the auditors the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statement be included in the Company’s Annual Report on Form 10-K for the year ended January 26, 2003 for filing with the Securities and Exchange Commission.

With the resignation of one independent board member and the addition of three independent members to the Board of Directors during the prior fiscal year, the Audit Committee was reconfigured as set forth below.

Respectfully submitted by

THE AUDIT COMMITTEE

Rockell N. Hankin, Chairman

James P. Burra

James T. Lindstrom

INDEPENDENT ACCOUNTANT FEES

Audit Fees. The total fees paid to Ernst & Young LLP for the audit of the Company’s financial statements for the fiscal year ended January 26, 2003 and for reviews of the financial statements included in the Company’s Form 10-Qs for fiscal year 2003 were $375,000. The Company also paid $22,000 to Arthur Andersen LLP for review of the financial statements included in the Company’s Form 10-Q for the first quarter of fiscal year 2003.

Financial Information Systems Design and Implementation Fees. Neither Arthur Andersen nor Ernst & Young performed any services in this category during the fiscal year ended January 26, 2003.

All Other Fees. The total fees for the fiscal year ended January 26, 2003 for all services rendered by Ernst & Young other than those covered in Audit Fee were $3,000 for assistance with various accounting issues. Arthur Andersen did not provide any services in this category during fiscal year 2003. The Audit Committee has considered the nature and scope of the non-audit services provided by Ernst & Young and has concluded that Ernst & Young’s performance of these services is compatible with the auditor’s independence.

CHANGE OF INDEPENDENT PUBLIC ACCOUNTANTS IN 2002

On June 18, 2002, the Company dismissed Arthur Andersen LLP (“Andersen”) and engaged Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year 2003. These decisions were authorized and directed by the Company’s Board of Directors upon recommendation of its Audit Committee.

Andersen’s reports on the Company’s consolidated financial statements for each of the fiscal years ended January 27, 2002 and

January 28, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Andersen’s reports on the Company’s consolidated financial statements for each of the fiscal years ended January 27, 2002 and January 28, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended January 27, 2002 and January 28, 2001, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused it to make reference to the subject matter in connection with its reports; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended January 27, 2002 and January 28, 2001 and through June 18, 2002, the Company did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our consolidated financial statements, or any other matter or reportable event as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The Company provided Andersen a copy of the foregoing disclosures, and Andersen provided a letter, dated June 24, 2002, stating that it has found no basis for disagreement with such statements. This letter is included in the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on June 25, 2002, reporting the change in Certifying Accountant.

APPROVAL OF APPOINTMENT

OF INDEPENDENT PUBLIC ACCOUNTANT

(Proposal No. 2)

The Audit Committee has recommended, and the Board has approved, the appointment of Ernst & Young LLP as our independent public accountant for fiscal year 2004. Ernst & Young has served as our independent public accountant since June 2002, replacing Arthur Andersen LLP. Ratification of the independent accountant is not required by the Company’s Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate practice

Representatives of Ernst & Young are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

ANNUAL REPORTS

The Company hereby undertakes to provide upon written request a copy of the Company’s Annual Report on Form 10-K, including the financial statements and the schedules thereto, for the fiscal year ended January 26, 2003 without charge to any person whose proxy is solicited by this statement. Such written request should be directed to David Franz, Semtech Corporation, 200 Flynn Road, Camarillo, California 93012-8790.

OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS

The Company must receive stockholder proposals for the 2004 Annual Meeting no later than January 9, 2004 in order to be considered for inclusion in the Company’s proxy materials. Furthermore, proposals by stockholders submitted outside the process of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered untimely and ineligible to properly come before the Company’s 2004 Annual Meeting if such proposal is not submitted at least 45 days prior to May 8, 2004.

The information under the captions “Report of the Compensation and Stock Option Committee, “Report of Audit Committee”, and “Performance Graph” is not “soliciting material,” is not deemed “filed” with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SEMTECH CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Semtech Corporation hereby appoints John D. Poe and David G. Franz, Jr., and each of them, as attorneys and proxies for the undersigned, each with full power to act without the other and with the power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Semtech Corporation to be held on June 5, 2003 at 1:00 p.m., Los Angeles time, and at any adjournment or postponement thereof, and to vote all of the shares of Common Stock of Semtech Corporation which the undersigned is entitled to vote in accordance with the instructions below and on the reverse hereof.

This Proxy, when properly executed, will be voted as directed, or if no direction is indicated, it will be voted FOR proposals 1 and 2.

(Continued and to be Signed on the reverse side)

é FOLD AND DETACH HERE é

Please mark

your votes

as in this example

X

The Board of Directors unanimously recommends a vote “FOR” Proposals 1 and 2:

(1). ELECTION OF DIRECTORS

01 Glen M. Antle

02 James P. Burra

03 Rockell N. Hankin

04 James T. Lindstrom

05 John L. Piotrowski

06 John D. Poe

07 James T. Schraith

Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list above.

☐ FOR all nominees listed above (except as marked to the contrary)

☐WITHHOLD AUTHORITY to vote for the nominees struck through

(2). PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as the Company’s independent public accountants for the current fiscal year

☐ FOR

☐ AGAINST

☐ ABSTAIN

With discretionary authority to vote such shares with respect to the transaction of such other business as may properly come before the meeting.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held June 5, 2003 and the Proxy Statement furnished herewith.

Stockholder’s Signature

Date:

Note: Please sign name exactly as imprinted above. When signing as attorney, administrator, executor, trustee or guardian, please give full title as such; if a corporation, sign in full corporate name by an authorized officer; and, if a partnership, sign in partnership name by authorized person. If more than one name appears hereon, all persons named should sign. PLEASE MARK, SIGN, AND DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

é Fold and Detach Here é